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                                                                 Exhibit (c)(10)


                              G. Arthur Seelbinder
                                  148 Seagate
                           Palm Beach, Florida 33480


September 17, 1998

Board of Directors
Cooker Restaurant Corporation (the "Company")
5500 Village Boulevard
West Palm Beach, Florida 33407

Re: Issuer Tender Offer on Schedule 13E-4

Dear Sirs:

     Reference is hereby made to (i) that Amended and Restated Grid Time Promissory Note (Eurodollar/Prime Rate), dated January 31, 1997, which is in the initial amount of approximately $5 million and which with capitalized interest may become much as $6.25 million (as amended, the "Guaranteed Loan"),
(ii) that Amended and Restated Guaranty, dated as of January 31, 1997 (as amended, the "Guaranty"), issued by the Company in favor of The Chase
Manhattan Bank (the "Bank"), (iii) the proposed Dutch Auction issuer tender offer (the "Offer") to be made by the Company for up to 4 million shares of the Company's common stock, without par value (the "Common Stock") and (iv) the letter, dated August 11, 1998 from the undersigned to the Company (the "Letter"). The contents of the Letter are hereby amended and superseded.

     In consideration of the Guaranty, the undersigned hereby informs the Board of Directors and commits to the Company as follows:

     1. The undersigned intends to tender up to 737,562 shares of Common Stock in the Offer. The undersigned intends to apply the approximate amount of the after tax proceeds of such number of the first 167,562 of such shares as are accepted for payment to repay certain personal indebtedness and tax liabilities, and to apply the approximate amount of the net after tax proceeds of such number of the remaining 570,000 of such shares as are accepted for payment to repay a portion of the Guaranteed Loan.

     2. Following the consummation of the Offer and the repayment of a portion of the Guaranteed Loan using such proceeds, I intend to discuss with the Bank or other financing sources the refinancing of the balance of the Guaranteed Loan.

                                        Sincerely,
                                        /s/ G. Arthur Seelbinder
                                        -----------------------------
                                        G. Arthur Seelbinder